Exhibit 99.1

LPHI Trustee Website FAQ

April 28, 2015

The Trustee has compiled the following list of the most frequently asked questions (FAQs) received from life settlement position holders and other parties that have an interest in the Life Partners Holdings, Inc. (LPHI) bankruptcy proceeding. Please review the list, and if your question is not addressed directly, please send your questions to questions@lphitrustee.com. Additional questions will be compiled and, as answers become available, they will be included in future FAQs.

Life Settlement Policy-Related Questions:

1.	Is the Trustee continuing to administer the policies in the ordinary course of business?

Yes.

2.	Are other life settlement fractional position holders paying premiums?

Yes. Premium contributions generally are regularly being made, and it does not appear that abandonment levels have materially changed in the past sixty days versus the prior year.

3.	What happens if I don’t pay my premiums?

This creates a risk of policies lapsing.

4.	Are the premium notices I receive correct?

The Trustee is undertaking a thorough evaluation of Life Partners, Inc.’s (or LPI, which is LPHI’s operating subsidiary) premium notice practices, as well as the methods LPI used to determine premium notice amounts.

Thus far, the Trustee’s investigation has shown premium payments have been either paid to the insurance carrier or placed with the escrow company.

5.	Is the Trustee going to obtain updated or accurate life expectancies for insureds?

At this time it would be cost prohibitive to obtain new life expectancies (LEs) for every policy. Some updated life expectancies may be obtained on a case-by-case basis, but at this time there is no plan to update all life expectancies.

6.	Are the Dr. Cassidy LEs accurate?

In the SEC’s lawsuit, the District Court found that there was ample evidence that the LEs projected by Dr. Cassidy were short.

7.	If the Dr. Cassidy LEs are not accurate, then should I conclude that my life settlement interest is worthless?

No. The proper valuation of a life settlement involves many factors. While LPI has been criticized for undue reliance upon Dr. Cassidy’s projections, there are other means of underwriting life settlements that have broad support in the industry.

8.	Are the insureds under the policies still living?

The Trustee is reviewing the insured records and the tracking practices of LPI at this time. If any information becomes available indicating that an insured has passed away, LPI will continue its usual practice of pursuing the death benefit claim.

9.	Can position holders still list their fractional positions for sale or purchase on the LP Market?

No, at this time the LP Market is suspended. The Trustee is continuing his review of LPI’s resale practices and fees.

Bankruptcy-Related Questions:

10.	Why was the bankruptcy initiated?

Prior to the appointment of the Trustee, LPHI stated that it filed for bankruptcy in order to continue its business during its appeal of a judgment entered against it in connection with a lawsuit brought by the Securities and Exchange Commission.

11.	Has anything changed at Life Partners, Inc. (LPHI’s operating subsidiary known as LPI) since LPHI went into bankruptcy?

Yes. Senior management has changed. After LPHI went into bankruptcy, the Court was asked to appoint a Trustee over the company. In the course of the hearings concerning that request, senior management voluntarily took a reduced role. Then, after the Court appointed a Trustee, other members of senior management were removed from control and the members of the board of directors resigned.

12.	Where can I obtain more information regarding the bankruptcy?

Updates regarding the bankruptcy proceedings will continue to be posted to www.lphitrustee.com.

13.	What changes has the Trustee made to LPI’s business operations?

The Trustee has suspended tertiary sales of fractional positions for various reasons. The Trustee is still evaluating whether any additional changes should be made to the business operations.

14.	How will LPHI emerge from bankruptcy?

LPHI will have to submit a plan to the court to address the claims of its creditors as provided for in the United States Bankruptcy Code. The Bankruptcy Code provides specific requirements for such a plan and a specific procedure for disclosing the terms of the proposed plan to all creditors, for soliciting votes on the plan, and for a hearing concerning whether the plan should be confirmed.

15.	How is the Trustee being compensated?

The Trustee is paid from funds in the bankruptcy estate. His compensation and that of any counsel or other professionals he may retain is subject to the oversight of the Bankruptcy Court and the United States Trustee’s Office.

16.	How can I contact the Trustee regarding the bankruptcy?

Questions may be sent directly to the Trustee at questions@lphitrustee.com. Please direct questions concerning operational issues such as premiums and billings to LPI Customer Service representatives. Your questions and comments are very helpful to the Trustee as he, his team, and the company work to move LPHI through the bankruptcy process.

17.	I own shares of stock in Life Partners Holdings, Inc. (LPHI). Why can I no longer trade this stock on the NASDAQ?

NASDAQ notified LPHI in January and February that it was not meeting certain requirements for the listing of its stock on NASDAQ. These deficiencies included: (1) the market value of publicly held shares of LPHI dropping below the required minimum of $5 million for thirty consecutive days; (2) failure to disclose in a timely manner the imposition of the monetary sanctions imposed on the company in the case SEC v. LPHI et al.; and (3) the bid price of LPHI stock dropping below the minimum bid price of $1 per share for the previous 30 consecutive days. In addition, NASDAQ determined that the former executive officers of LPHI filing false and misleading financial statements with the SEC and the history of misconduct by LPHI’s former executive officers constituted public interest concerns that were part of the basis for delisting the stock of LPHI. A hearing was scheduled with NASDAQ for March 19, 2015.

After the Trustee was appointed, he reviewed the deficiency notices and evaluated LPHI’s ability to satisfy the deficiencies as required, and determined it was in the company’s best interest to withdraw its appeal of the delisting and canceled the March 19th hearing. As a result, NASDAQ halted trading of LPHI stock on March 30, 2015.

Once it is delisted, LPHI’s stock will no longer be traded on NASDAQ and will not be immediately eligible to be quoted on the OTCQX, OTCQB or OTCPink markets. There is no guarantee that LPHI’s stock will ever be eligible to be quoted on such markets or traded on any other market.

Official Unsecured Creditors Committee-Related:

18.	Has an Official Unsecured Creditors Committee been appointed in the case?

Yes. The chairman of the committee is:

Bert Scalzo

Email:   BertScalzo2@gmail.com

Please contact Mr. Scalzo with any questions and concerns you may have.